FORM 15

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number. 333-52797


                              CH ENERGY GROUP, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               284 SOUTH AVENUE, POUGHKEEPSIE, NEW YORK 12601-4879
                             TELEPHONE 914-452-2000
--------------------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.10 PER SHARE
--------------------------------------------------------------------------------
               (Title of each class of securities covered by this
                                      Form)

                                      NONE
--------------------------------------------------------------------------------
             (Titles of all other classes of securities for which a
                   duty to file reports under section 13(a) or
                                 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [ ]    Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(1)(ii)   [ ]
         Rule 12g-4(a)(2)(i)    [ ]    Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(ii)   [ ]    Rule 12h-3(b)(2)(ii)  [ ]
         Rule 12h-3(b)(1)(i)    [ ]    Rule 15d-6            [X]

                Approximate number of holders of record as of the
                     certification or notice date: ONE (1)

         Pursuant to the requirements of the Securities Exchange Act of 1934, CH Energy Group, Inc. has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

DATE: AS OF JANUARY 29, 1999              BY: /S/  JOHN E. MACK, III
      ----------------------                  --------------------------
                                              Name:   John E. Mack, III
                                              Title:  Chairman of the
                                                      Board and Chief
                                                      Executive Officer